Exhibit 3.1

This is a translation into English of the official Hebrew version of the Articles of Association of a public, company with limited liability under Israeli law. In the event of a conflict between the English and Hebrew texts, the Hebrew test shall prevail.

Articles of Association of

Brenmiller Energy Ltd.

Introduction

1.	Definitions and General

1.1	In these Articles, unless the context requires otherwise

“person” or “persons”	Including a corporation;

“in writing”	In handwriting, print, typewriter, photocopy, telex, facsimile, email or any other form or method that can be read;

“Shareholder”	Someone who is a shareholder as of the effective date stated in section 182 of the Companies Law, if there is an effective date for such matter;

“Registered Shareholder”	A shareholder who is registered in the Register of Shareholders of the company;

“Unregistered Shareholder”	A shareholder according to the meaning thereof in section 177(1) of the Law;

“The company”	Brenmiller Energy Ltd.;

“The Law” or “the Companies Law”	The Companies Law, 5759-1999, as it will be in force from time to time, and the regulations that will be enacted pursuant thereto;

“electronic voting system”	Voting in a voting form by means of the electronic voting system;

“The secretary”	Someone who will be appointed as secretary of the company, or will perform his duties de facto;

“The register” or “the Register of Shareholders”	The company’s Register of Shareholders that should be kept pursuant to the Law;

“The office” or “the registered office”	The company’s office at the address registered with the Companies Registrar, as it will be from time to time;

“Ordinary Majority”	A majority of the votes of the shareholders present at the general meeting, who are entitled to vote and did vote thereat, without taking into account the votes of abstainers;

“year” or “month”	According to the Gregorian calendar;

“Corporation”	A company, partnership, cooperative society, association and any incorporated or unincorporated company of persons;

“These Articles” or “the Articles”	The Articles of Association that are set out in this document, as amended from time to time.

1.2	Each term in these Articles that is not defined in Article 1.1 above shall have the meaning given to it in the Companies Law, unless such meaning would conflict with the subject-matter or content of the text; words in the singular also imply the plural, and vice versa; words in the masculine also imply the feminine, and vice versa; and words referring to private individuals shall also include corporate bodies.

1.3	The titles in these Articles were intended for the sake of convenience only and nothing should be understood from them with respect to the interpretation of these Articles.

1.4	Wherever in these Articles it is stated that its provisions will apply subject to the provisions of the Companies Law and/or subject to the provisions of any law, the intention is to the provisions of the Law and/or the provisions of any law with respect to which contracting out is not permitted, unless the context requires otherwise.

1.5	The provisions in the Companies Law that allow contracting out shall apply to the company, insofar as these Articles do not provide otherwise and insofar as they do not conflict with the provisions of these Articles.

The Name of the Company

2.	The name of the company is as follows:

In Hebrew - ברנמילר אנרג’י בע”מ

In English – Brenmiller Energy Ltd.

Limited Liability

3. The liability of each of the shareholders of the company is limited to the payment of the entire amount that such shareholder undertook to pay for the shares that were issued to him at the time of the issue.

Purpose of the Company

4. The purpose of the company is to engage in any lawful business.

Business

5. The company may, at any time, engage in any sector or type of business that it is authorized, whether expressly or by implication, to engage in according to its purpose. The company is also entitled to refrain from engaging in such business, whether it began to engage in that sector or type of business or not.

Donations

6. The company may donate reasonable amounts of money to worthy causes, even if the donation is not within the framework of the company’s business considerations. The Board of Directors is authorized to determine, at its discretion, the amounts of the donations, the purposes for which they will be made, the identity of the recipient of the donation, and any other condition relating thereto.

The Registered Office

7. The registered office of the company will be at the address determined by the Board of Directors, as it will change from time to time.

The Articles

8. Unless stated otherwise with respect to a certain provision of these Articles, the company shall be entitled to change any of the provisions of these Articles, including a change of this Article therein, or to replace it with another pursuant to a resolution that will be adopted at a general meeting by an Ordinary Majority.

9. A resolution that is adopted at the general meeting by the majority required for changing the Articles, which changes any of the provisions of these Articles, shall be regarded as a resolution that changes these Articles, even if this is not expressly stated in the resolution.

10. The company may restrict in a contract its power to change the Articles or any of its provisions, if a resolution to this effect is adopted at the general meeting, with the majority required for changing the provisions of the Articles. A resolution that is adopted as aforesaid shall be equivalent to a resolution to change the Articles.

11. Subject to the provisions of the Companies Law, changes to these Articles shall be valid from the date of the adoption of the resolution to this effect by the company or on a later date determined in the resolution.

Registered Share Capital

12. The registered share capital of the company is NIS 1,000,000, which is divided into 50,000,000 ordinary shares of the company with a nominal value of NIS 0.02 each (“Ordinary Shares”). The company may change the registered share capital pursuant to the provisions of the Companies Law and these Articles.

The Shares

13. Each Ordinary Share in the company’s share capital has equal rights, for all intents and purposes, with regard to every other Ordinary Share, including the right to dividends, bonus shares and a share of the division of the company’s surplus assets upon liquidation, without taking into account any premium that was paid for it, all of which are subject to the provisions of these Articles.

14. Each of the Ordinary Shares entitle its owner the right to participate in the general meeting of the company and to one (1) vote.

15.

15.1	A shareholder of the company is someone who is registered as a Shareholder in the Register of Shareholders, someone a share is registered to in his favor with a stockbroker and that share is included among the shares registered in the company’s Register of Shareholders in the name of the registration company, and someone who holds a share warrant that was issued by the company, if any were issued.

A shareholder who is a trustee shall be registered in the Register of Shareholders, with a note to the effect that he is a trustee, and he shall be recognized by the Companies Law as a shareholder. The company shall recognize a trustee as aforesaid as a shareholder, for all intents and purposes, and it shall not recognize any other person, including the beneficiary, as the owner of any right in a share.

15.2	Without derogating from the aforesaid and subject to the provisions of these Articles, apart from the shareholders of the company, as stated in Article 15.1 above, no person will be recognized by the company as having any right in a share and the company shall not be related to and shall not recognize any benefit pursuant to the laws of equity or a trust relationship or a chose in action, future or partial, in any share or benefit whatsoever, in a fraction of a share or any other right relating to a share, but only the right of a Shareholder as stated in Article 15.1 above, in a whole share.

Share Certificate

16. The certificates attesting to a right of ownership of shares shall bear the company’s stamp and the signatures of two of the following: a director or two (2) directors of the company, the Chief Executive Officer of the company or his deputy, the Secretary of the company or the signatures of any two (2) persons that will be appointed for this purpose by the Board of Directors.

The Board of Directors may resolve that the signatures be made in some mechanical way, as determined by it.

17.	Except in a case where the terms of issue of shares determine otherwise:

17.1	Each Registered Shareholder is entitled to receive from the company, at his request, within a period of two (2) months after the issue or the registration of the transfer, as applicable, one (1) certificate attesting to his ownership of the shares registered in his name, or, with the company’s consent, several such certificates, all of which in exchange for the return of the replaced share certificates, insofar as there are any, to the company.

17.2	A transfer agent company is entitled to receive from the company, at its request, within a period of two (2) months after the issue or registration of the transfer, as applicable, one (1) certificate attesting to the number of the shares and class of the shares registered in its name in the Register of Shareholders, all of which in exchange for the return of the replaced share certificates, insofar as there are any, to the company.

The company shall not issue share certificates as aforesaid unless it will be requested to do so by a Registered Shareholder or by the transfer agent company, as applicable.

18. Subject to the provisions of the Companies Law, each certificate shall bear the details of the quantity of the shares for which it was issued and their serial numbers.

19. A certificate that relates to a share that is registered in the name of two (2) or more persons shall be delivered to the person whose name appears first in the Register of Shareholders with respect to that share, unless all the registered owners of that share give instructions to the company, in writing, to deliver it to alternative registered owner.

20. If a share certificate is destroyed, defaced, lost or damaged, the company may order it to be cancelled and issue a new certificate instead, provided that the share certificate is delivered to the company and destroyed by it, or it is proved to the company’s satisfaction that the certificate was lost or destroyed and the company received guarantees to its satisfaction for any possible damage. For each certificate that will be issued pursuant to this article, an amount which shall be determined by the board of directors from time to time shall be paid. The Board of Directors may authorize any person to exercise its powers pursuant to this article.

Payments for Shares and Payment Calls

21. The Board of Directors may demand payments from time to time from the shareholders as it sees fit on account of the money that has not yet been paid for their shares, including premiums, and which according to the terms of issue are not payable on fixed dates. Each Shareholder shall pay the amount required of him on the dates and at the places determined by the Board of Directors. In a payment call, it is possible to determine that it will be paid in installments. A payment call is regarded as if it were made at the time when the resolution of the Board of Directors approving it was adopted.

22. A notice will be given with respect to every payment call, which states the date of the payment (which shall not occur until fourteen (14) days have passed from the date of the notice), where and to whom the payment should be made, provided that before the date of payment of the required amount, the Board of Directors may, by giving notice to shareholders, cancel the payment call or extend the date for the payment thereof.

23. If according to the terms of issue of any share or otherwise any amount is payable on a fixed date or in installments on fixed dates, whether on account of the amount of the share or on account of a premium, then any amount or installment as aforesaid shall be paid when it becomes due, as if its payment were demanded by way of a payment call that was made and of which notice was given lawfully by the Board of Directors, and all the provisions of these Articles regarding payment calls shall apply to such an amount or installment.

24. The Board of Directors shall be entitled, when issuing any shares, to determine that there will be a difference between the shareholders with respect to the amounts and dates of payment of the calls for shares.

25. Joint owners of a share shall be liable, jointly and severally, for the payment of all the amounts and payment calls due with respect to such a share.

26. If an amount that is payable pursuant to a payment call or on a fixed date is not paid on or before the date determined for its payment, the person liable to pay it will be liable to pay interest on that amount at a rate that will be determined by the Board of Directors, or linkage differentials according to an official index or linkage differentials according to the rate of a foreign currency together with interest at a rate that will be determined by the Board of Directors, all of which as the Board of Directors shall determine from time to time (the interest and linkage differentials as aforesaid shall be called hereinafter: the “Interest”). The Interest shall be paid for the period from the date determined for the payment until the actual payment is paid back in full, however the Board of Directors may waive the payment of the Interest, in full or in part.

27. A Shareholder shall not be entitled to a dividend and shall not be entitled to exercise any right of a Shareholder in the company before he has paid all the amounts and payment calls due to the company up to that time and interest (if it is demanded as stated in Article 26 above) with regard to each of the shares owned by him, whether on his own or jointly with another person.

28. If the Board of Directors deems fit, it may receive from a Shareholder who so wishes, amounts that have not yet been called or whose date of payment has not yet arrived on account of his shares, in full or in part, and it may pay him interest on amounts that were paid in advance as aforesaid, or on some of them, up to the date on which the amounts should have been paid had they not been paid in advance, at the rate that will be determined by the Board of Directors.

Forfeiture and Lien

29. If a Shareholder does not pay an amount that he is liable to pay according to a payment call or on the fixed date determined for the payment thereof, the Board of Directors may at any time thereafter, as long as that amount has not been paid, deliver a written notice to the Shareholder or the person who bought a right in a share, which demands the payment of that amount from him, together with any interest that has accrued and all the expenses that the company has incurred as a result of its nonpayment.

30. The notice shall determine a date (that will not be earlier than seven (7) days from the date of the notice) and a place at which that amount shall be paid, together with interest and expenses as stated in Article 29 above, and the notice shall also state that in the event of non-payment on or before the fixed date and at the fixed place, the shares with respect to which the notice was given may be forfeited.

31. If the demands in the notice as stated in Article 29 above are not fulfilled, the Board of Directors may resolve to forfeit the shares with respect to which the notice was given, at any time after the date determined in the payment notice, unless before the forfeiture resolution of the requested amount is made, the Interest and the expenses payable with regard thereto are paid.

The forfeiture shall also apply to all the dividends that have been declared with respect to the forfeited shares that were not actually paid before the forfeiture.

32. If a share is forfeited as aforesaid, the owner of the forfeited share shall be notified of the decision and the forfeiture fact and the date of forfeiture will be recorded in the register. However, the validity of a forfeiture shall not be prejudiced because of the non-delivery of a notice and/or non-registration in the register and/or as a result of defects in them.

33. The Board of Directors shall be entitled to treat a share that has been forfeited, including to sell it, in accordance with the provisions of the Companies Law and these Articles.

34. As long as a share that was forfeited has not been sold, the Board of Directors may cancel the forfeiture on the terms that it deems fit.

35. Someone whose shares have been forfeited will cease to be a Shareholder with respect to the forfeited shares and all his rights in the company and any claim or demand against it with respect to the share and the other rights and obligations between the Shareholder and the company that are ancillary to the share will be canceled by the forfeiture, except for those rights and obligations that are excluded from this pursuant to these Articles or that are imposed on a former shareholder, pursuant to any law.

A Shareholder whose shares have been forfeited shall continue to be liable to pay and shall pay to the company, without delay, all the amounts, interest and expenses payable for those shares or with respect to them on the date of the forfeiture, together with interest from the date of the forfeiture until the actual payment, in an amount that will be determined by the Board of Directors, provided that in any case where the shares that were forfeited are resold, the liability of the Shareholder whose shares were forfeited shall be reduced by the amount actually received from their resale, less the expenses that the company incurred with respect to the sale of the shares.

36. The company shall have a lien and a fixed preferred first-degree lien on all the shares for which payment has not been made in full that are registered in the name of a Shareholder (on his own or jointly with another) and on the proceeds of their sale, as collateral for the payment due to the company for the shares. The aforesaid lien shall also apply to all the dividends that will be declared from time to time on those shares. Notwithstanding the aforesaid, the Board of Directors is entitled to declare at any time that a share is released from the terms of this article.

37. For the purpose of realizing a lien as stated above, the Board of Directors may sell the shares that are the subject of the lien in a manner that it thinks fit, provided that no sale shall be made until after the date for the payment, fulfillment or performance of the obligations as aforesaid has passed, and after notice in writing has been delivered to that Shareholder or to whoever acquired a right to the shares as a result of the death, bankruptcy or liquidation of the shareholder, regarding the intention to sell them and he did not pay the debts, within seven (7) days of the date of the notice.

38. In order to perform a sale after a forfeiture, or in order to realize a lien, the Board of Directors may appoint someone to prepare the transfer deed for the sold shares, sign it and ensure the registration of the name of the buyer in the register as the owner of the sold shares.

39. The net proceeds from any sale as aforesaid, after the payment of the sale costs, shall be used by the company in order to pay those debts of that shareholder, including the debts, undertakings and transactions whose date of payment or performance have not yet been received. The balance (if there will be any) shall be paid to him or those persons entitled instead to the share as aforesaid, subject to the existence of a right of lien of the company, which is similar to the right of lien that existed on the shares before the sale, on the aforesaid balance, for debts whose date of payment have not yet been received and which, notwithstanding the aforesaid, the Board of Directors decided to discharge on that date.

40. An affidavit made by a director of the company that a certain share of the company that was forfeited lawfully on the date stated in the affidavit and/or a lien on the share was realized lawfully shall serve as decisive evidence of what is stated therein against any person who claims a right in the share, and that affidavit, together with a receipt of the company for the proceeds, if executed, for the share in its sale or transfer shall grant the transferee a right in the share.

A person to whom the share is sold or transferred as aforesaid shall be registered as the Shareholder and is not liable for what was done with the proceeds of the sale, if received. His right in the share shall not be harmed by any defect or impropriety that occurred in the forfeiture process, sale or transfer proceedings, and after he is registered in the register as a shareholder, no such claim shall be heard, and no one may challenge the validity of the sale or the transfer.

41. The provisions of these Articles regarding forfeiture of shares, a lien, and a sale shall apply to the non-payment of any amount that is payable on a fixed date pursuant to the terms of issue of the share, whether on account of the share or in the form of a premium, as if it were an amount that is payable by virtue of a payment call and a delivery of notice about it which were done lawfully.

42. Nothing in the provisions of these Articles regarding the forfeiture of shares state that a lien shall derogate from any remedy that the company may have against the Shareholder pursuant to the Contracts (Remedies for Breach of Contract) Law, 5731-1970, or pursuant to any other law.

Transfer and Assignment of Shares

43. Any transfer of shares that are registered in the Register of Shareholders in the name of a Registered Shareholder, including a transfer by or to the registration company, shall be done in writing as stated in Article 44 below, provided that the transfer deed will be signed by the transferor and the transferee and delivered to the company’s registered office or any other place that will be determined by the Board of Directors for this purpose.

Subject to the provisions of the Companies Law, a transfer of shares shall not be registered in the Register of Shareholders until after a transfer deed has been delivered to the company as aforesaid; the transferor shall continue to be regarded as the owner of the transferred shares until the registration of the transferee as the owner of the transferred shares in the Register of Shareholders.

44. A share transfer deed shall be prepared in writing, in the following form or in one as similar to it as possible, or in another form that will be approved by the Board of Directors:

‘I, ________________________ of _____________________, ID no. ____________ (“Transferor”) transfer to ________________________ ID no. ____________ (“Transferee”), in return for the sum of NIS ________________ that he paid me, the _____________ class shares with a nominal value of NIS __________________ each that are marked with the numbers _____________ to ________________ (inclusive) of Brenmiller Energy Ltd., and they shall be in the possession of the Transferee, on the same conditions that I held the shares at the time of signing this deed, and I, the Transferee, agree to receive the aforesaid shares on those terms.

In witness whereof, we have signed below on the _________ day of __________, ______.

The Transferor’s signature	The Transferee’s signature

Witness to the Transferor’s signature	Witness to the Transferee’s signature

45. The company is entitled to close the Register of Shareholders for the period of time that will be determined by the Board of Directors, provided that it shall not exceed, in total, thirty (30) days each year. During the time that the register will be closed, no transfer of shares will be registered in the register. Without derogating from the aforesaid, the Board of Directors is entitled to determine an effective date in order for the company to be able to determine which of the shareholders is entitled to a notice or is entitled to a vote at the general meeting, or to receive a payment of a dividend or the allocation of any rights or for any other legal purpose.

46. Subject to the provisions of these Articles or the terms of issue of shares of any class, the shares in the company’s capital that have been paid in full may be transferred without any need for the approval of the Board of Directors.

47. Every transfer deed shall be submitted to the office or to any other place as the Board of Directors shall determine, for the purpose of registration, together with the certificate for the shares that are about to be transferred, if as such was issued, and all the other attestations that the Board of Directors will demand with regard to the property rights of the transferor or his right to transfer the shares. The transfer deeds that will be registered will remain in the company’s possession, but any transfer deed that the Board of Directors refused to register shall be returned to whoever submitted it, upon his request.

48. Shall the Board of Directors refuse to approve a transfer of shares, it shall give notice of this to the transferor no later than one (1) month from the date of receiving the transfer deed.

49. The company shall be entitled to collect payment for the registration of the transfer, in an amount that will be determined by the Board of Directors, from time to time.

50. Subject to the provisions of the Companies Law and the provisions of these Articles, if it is proved to the company that the conditions in the law for the assignment of the rights in the shares registered in the register are fulfilled, the company shall recognize the assignee only as the owner of the right in the aforesaid shares. The person entitled to a share as aforesaid shall be entitled to other dividends that are paid for the shares as if he were the registered owner of the share, but before he is registered as the Shareholder for that share, he shall not be entitled by virtue of that share to any right of a Shareholder with respect to the company’s meetings.

51.

51.1	Subject to the provisions of these Articles, the company shall change the registration of the ownership of the shares in the Register of Shareholders if a court order is delivered to the company to amend the register or if it is proved to the company, to the satisfaction of the Board of Directors and in the ways determined by it, that the conditions in the law for an assignment of the right in the shares have been fulfilled.

51.2	Without derogating from the aforesaid, and subject to the provisions of the Companies Law and the provisions of these Articles, a person who becomes entitled to a share as stated in Article 50 above shall be entitled to make a transfer of the shares just as the registered owner before the assignment of the right would have been entitled to do so himself. The Board of Directors may refuse to make the transfer or may delay it, as it would have been entitled to do had the registered owner himself transferred the share before the assignment of the right.

52. Notwithstanding the aforesaid, the Board of Directors may, at any time, demand that the person entitled to the share as stated in Article 48 above shall be registered himself in the register or transfer the share to another. If the aforesaid demand is not met within sixty (60) days of the date of the delivery thereof, the Board of Directors shall be entitled to withhold dividends or other rights for the share until the demand is met.

If such a demand was presented, it will be regarded as an approval of the Board of Directors to register the person entitled to the share as its owner in the Register of Shareholders, however the right of the Board of Directors to refuse to approve a transfer of the share to another person shall be reserved, pursuant to the provisions of these Articles.

53. The company is entitled to terminate share transfer deeds when six (6) months have passed from the date of the registration in the register. The company is also entitled to terminate share certificates that were cancelled, after three (3) years have passed from the date of their cancellation, and there shall be a prima facie presumption that all the transfer deeds and certificates that were canceled as aforesaid were fully valid and that the transfers, cancellations and registrations, as applicable, were made lawfully.

Share Warrants

54. The Board of Directors is entitled to issue a share warrant for a share that has been paid in full, and the provisions of section 135 of the Companies Law shall apply. The Board of Directors may also determine rules regarding the conditions according to which a share warrant will be issued and determine, whether with vouchers or otherwise, the ways for paying dividends or giving other rights for the shares that are included in the share warrant.

55. A share warrant that was issued by the company grants the holder of the warrant the right to the shares included in the warrant; these shares may be transferred by delivering the warrant to the Transferee, and the provisions of these Articles regarding the transfer of shares shall not apply to the shares included in the share warrant.

56. A Shareholder who holds a share warrant shall be entitled to return the deed to the company for the purpose of canceling it and converting it into a share that is registered by name. Upon the cancellation, the name of the Shareholder shall be registered in the Register of Shareholders with a statement of the number of shares registered in his name, as required by the Companies Law.

57. A Shareholder who holds a share warrant is entitled to deposit the share warrant at the office or at any other place that will be determined for this purpose by the Board of Directors, and from forty-eight (48) hours after the time of the deposit and thereafter, as long as the share warrant remains deposited as aforesaid, the depositor shall have the right to sign a demand to convene a general meeting of the company, to participate in a general meeting of the company, to vote thereat and to exercise the other rights granted to a Shareholder at any general meeting that is convened, as if his name were registered in the Register of Shareholders as the owner of the shares included in the share warrant that is deposited. Only one (1) person will be recognized as the depositor of a particular share warrant. The company shall return the share warrant to the depositor within forty-eight (48) hours of receiving a written demand from the depositor to return the share warrant.

58. Unless it is expressly determined otherwise in these Articles, a person who holds a share warrant shall not be able to sign a demand to convene a general meeting of the company or to participate in a general meeting or to vote thereat, nor will he be entitled to exercise any other rights of a Shareholder at a general meeting of the company. However, the holder of the share warrant will be a Shareholder of the company and will have, in all other respects, all the rights as if his name were registered in the Register of Shareholders as the owner of the shares included in the share warrant.

59. The Board of Directors may, if it deems it fit, determine and change, from time to time, the conditions for issuing a share warrant, including a new share warrant or voucher in place of a share warrant or voucher as previously issued by the company. However, the Board of Directors will not issue the voucher or the share warrant aforesaid, unless the previous voucher or the previous share warrant together with all the vouchers that were issued for it and that have not yet been paid, were delivered to the company for cancellation, or it has been proved to the satisfaction of the Board of Directors that they were terminated or if the Board of Directors agreed thereto at its absolute discretion, and a guarantee or letter of indemnification is delivered to the company, to the complete satisfaction of the Board of Directors, to cover any damage that is likely to be caused as a result thereof.

Changes in Capital

60. The company may, in a resolution that was adopted at the general meeting with an Ordinary Majority, increase the registered share capital of the company with classes of shares as it will determine.

The new shares will be in such a sum, divided into shares with such a nominal value, and with such terms, stipulations, rights, or restrictions as the general meeting shall direct in the resolution regarding their creation, and if it did not so determine, as the Board of Directors shall determine. Without derogating the special rights that were given previously to existing shareholders of the company and subject to the provisions of these Articles, the company will be able to create shares with preference rights or deferred or additional rights, with respect to dividends, a share of the assets on liquidation or voting, and even without a share in these rights or with respect to other matters, as the company will determine from time to time, provided that the rights ancillary to the new rights will be identical to the rights ancillary to the shares of the same type that exist in the company’s capital.

61. Unless stipulated otherwise in the decision that approves the increase of the share capital, any new capital will be regarded as a part of the original share capital of the company and the new shares will be subject to the same provisions regarding payment of calls, or amounts or percentages on fixed dates, transfer, assignment, forfeiture, lien and other matters that relate to the existing shares in the company’s capital.

62. Unless determined otherwise in the resolution that approves the increase of the share capital and subject to what is stated in these Articles, the shares shall be issued out of the original or increased share capital of the company to such persons and on such terms as the Board of Directors shall resolve at its absolute discretion.

63. Subject to the provisions of the Companies Law, the company may, in a resolution that was adopted by the general meeting, with an Ordinary Majority:

63.1	Consolidate all or some of its shares and divide them into shares with larger nominal values than the nominal value of its existing shares, insofar as the shares of the company will have a nominal value;

63.2	To redivide all or some of its shares into shares with smaller nominal values than the nominal value of its existing shares, insofar as the company’s shares will have a nominal value;

63.3	To reduce the company’s capital and any reserve for the redemption of capital;

63.4	In order to perform any resolution as stated above, the Board of Directors may reconcile, at its discretion, any difficulty that will arise with respect thereto.

64. Without derogating from the generality of the power of the Board of Directors, as stated above, if as a result of the consolidation or division as aforesaid fractions of shares will remain in the possession of shareholders, the Board of Directors may, at its discretion, act as follows:

64.1	Allocate to each Shareholder who was left with a fraction of a share by the consolidation and/or division, shares of the class of shares that existed in the company’s capital before the consolidation, in such number that their consolidation with the fraction will create one (1) consolidated complete share, and the allocation as aforesaid shall be regarded as valid shortly before the consolidation or division, as applicable;

64.2	Determine the manner in which the amounts that are payable for the shares that were issued as stated in Article 64.1 above will be paid, including the manner in which it is possible to pay the amounts on account of bonus shares;

64.3	Determine that the owners of fractions of shares will not be entitled to receive a consolidated share for a fraction of a consolidated share;

64.4	Determine that shareholders will not be entitled to receive a consolidated share for a fraction of a consolidated share with a certain nominal value or less, but will be entitled to receive a consolidated share for a fraction of a consolidation share whose nominal value is higher than the aforesaid nominal value;

64.5	To determine that fractions of shares will not entitle their owner to a consolidated share will be sold by the company, and the proceeds will be paid to the persons entitled, on the terms and in the manner that will be determined in the resolution.

65. The company may, in a resolution that was adopted at the general meeting, cancel the registered share capital that has not yet been issued, provided that there is no undertaking of the company, including a conditional undertaking, to issue the shares.

Change of Rights

66. At any time when the share capital is divided into different classes, the company shall be entitled, in a resolution that is adopted at the general meeting, with an Ordinary Majority, unless the terms of issue of the shares of that class stipulate otherwise, to cancel, convert, extend, add to, restrict, amend or change in any other way the rights of a class of the company’s shares, provided that written consent of all the shareholders of that class is received thereto or the resolution was approved by an Ordinary Majority at a general meeting of the shareholders of that class, or in a case where the terms of issue of a certain class of the company’s shares stipulate otherwise, as stipulated in the terms of issue of that class.

67. The rights granted to the shareholders or the owners of a class of shares that were issued whether with ordinary rights or with preference rights or with other special rights shall not be regarded as having been converted, restricted, prejudiced or changed in any other way by the creation or issue of additional shares of any class whatsoever, whether of equal rank to them or with a different rank or preferable to them, nor shall they be regarded as having been converted, limited, prejudiced or changed in any other way, by a change of the rights attached to shares of any class, all of which unless it was stipulated expressly otherwise in the terms of issue of those shares.

Issue of Shares and Other Securities

68. The Board of Directors may issue shares and other securities, that can be converted into or exercisable shares, up to the limit of the company’s registered share capital; in this regard, convertible securities that can be converted into or exercisable shares will be regarded as having been converted or realized on the date of issue. Without derogating from the generality of the aforesaid, the Board of Directors will be entitled to issue the shares and the other securities as aforesaid, to grant rights to buy them, including options, or to grant them in any other way, all of which to the persons who will be determined by the Board and on the dates, terms and at the prices that will be determined by the Board, and to determine any other instruction relating thereto, including instructions regarding the ways of dividing the shares and the securities that will be issued by the company between their buyers, including in a case of oversubscription.

69. Without derogating from the generality of the aforesaid, and subject to the provisions of the Companies Law and these Articles, the Board of Directors may determine that the consideration for the shares shall be paid in cash or in tangible assets, including in securities or in any other way, at its discretion, or that the shares will be issued as bonus shares or that the shares will be issued for consideration equal to their nominal value, or less than their nominal value or higher than it (insofar as the shares of the company will have a nominal value), whether in units or in series, all of which on such terms and on such dates as will be determined by the Board of Directors.

70. The Board of Directors may pay a commission or an underwriting fee to any person, when subscribing or agreeing to subscribe or obtaining subscriptions or a promise to subscribe for shares or bonds or other securities of the company.

71. The Board of Directors may also, in any case of issuing securities of the company, pay a broker’s fee, all of which in cash, in shares of the company or in other securities that were issued by the company, or in any other way, or partly in one way and partly in another way.

Redeemable Securities

72. Subject to the provisions of the Companies Law, the company may issue securities that maybe redeemed on such terms and in such a way as will be determined by it.

Registers

73. The company shall maintain a Register of Shareholders as required by the Companies Law and a register of beneficial shareholders, as required by the Companies Law.

74. The company may maintain an additional Register of Shareholders outside Israel on the terms that were determined for this purpose in the Companies Law.

75. The company shall keep a register of the holders of bonds, capital notes, letters of undertaking and securities that can be converted into shares of the company; and all the provisions of these Articles with respect to shares shall apply to such convertible securities, for the purpose of registration in the register, the issue of certificates, the replacement of certificates, transfer and assignment, mutatis mutandis, all of which subject to the terms of issue of the securities.

General Meetings of Shareholders

76. The powers of the general meeting shall be in accordance with the provisions of the Companies Law.

77. The company will hold an annual meeting each year no later than fifteen (15) months after the previous annual meeting, on a date and at a place that will be determined by the Board of Directors.

78. The agenda at the annual meeting shall include the following matters:

78.1	Accepting the financial statements and the report of the Board of Directors regarding the state of the company’s business, which is submitted to a general meeting;

78.2	Appointments of directors;

78.3	Appointment of an independent auditor and determining his remuneration or authorizing the Board of Directors to determine his remuneration;

78.4	In addition to the aforesaid, it is possible to include on the agenda of the annual meeting any other matter that is determined on the agenda as stated in Article 79 below;

A general meeting as aforesaid shall be called an “Annual Meeting” and any other general meeting shall be called a “Special Meeting of Shareholders”.

79. Whenever the Board of Directors deems fit, it may convene a Special meeting in accordance with its resolution, and Special Meetings shall also be convened in response to a demand as stated in the Companies Law with respect to a public company.

80. Reserved.

81. Reserved.

82. Notice of a general meeting shall be published in accordance with the provisions of the law. Apart from giving notice as aforesaid, the company shall not deliver a notice to the shareholders of a general meeting, and these Articles shall be regarded as determining that no notice of the general meeting shall be given. Unless stated otherwise or pursuant to law, a notice of a general meeting shall be published at least fourteen (14) days before the general meeting.

83.

83.1	A notice of a general meeting shall state the time and place of where and when the meeting will convene and shall include the agenda and a summary of the resolutions being proposed and all other details that are required by law.

83.2	In its resolution regarding the convening of a meeting, the Board of Directors may determine the manner of the details of the matters on the agenda of the meeting that will be given to the shareholders entitled to take part in the meeting, all of which at the discretion of the Board of Directors and subject to the provisions of the Companies Law.

83.3	Without derogating from the powers of the Board of Directors as stated in Article 83.2 above and without derogating from the generality of the provisions of these Articles with regard to a transfer of powers by the Board of Directors, the Board of Directors shall be entitled to transfer its powers as stated in Article 125 below to a committee of the Board of Directors and/or to an officer in the company, whether for the purpose of a specific general meeting or for a period.

84. A defect in convening the general meeting or in its management, including a defect that derives from the non-performance of a provision or condition determined in the law or in these Articles, including with regard to the manner of convening or managing the general meeting, shall not disqualify any resolution that was adopted at the general meeting and shall not taint the proceedings that took place at it.

85. The provisions determined in these Articles regarding general meetings shall apply, mutatis mutandis, to every class meeting, providing that a quorum at a class meeting shall be constituted when two (2) shareholders, who own at least twenty-five percent (25%) of the number of shares that were issued of that class, are present at the beginning of the meeting, in person or by proxy. However, if no such quorum is constituted, the class meeting will be deferred to another time and at the deferred meeting, any number of participants will constitute a quorum, irrespective of the number of shares that they own.

Discussions at General Meetings of Shareholders

86. No discussions shall be started at the general meeting unless a quorum is present at the beginning of the meeting. A quorum shall be constituted when two (2) shareholders who hold at least twenty-five percent (25%) of the voting rights are present, in person or by proxy, or by means of a voting form, including by means of the electronic voting system, within half an hour of the time determined for starting the meeting.

87. If a quorum is not present at the general meeting half an hour after the time determined for starting the meeting, the meeting shall be deferred by a week, to the same day of the week, the same time and the same place, without there being an obligation to give notice of this to the shareholders, or to another date that was stated in the notice of the meeting, or to another date, time and place as determined by the Board of Directors in a notice to the shareholders.

88. At a deferred meeting, a quorum shall be constituted for starting the meeting when shareholders who hold at least twenty-five percent (25%) of the voting rights are present, whether in person or by proxy, or by means of a voting form, including a voting form that was sent by means of the electronic voting system, within half an hour of the time determined for starting the deferred meeting. If at the deferred meeting there is no quorum half an hour after the time determined for the meeting, then the deferred meeting will take place with any number of participants.

If the general meeting was convened in accordance to the demand of shareholders, the deferred meeting will only take place if at least one (1) or more shareholders who have at least five percent (5%) of the issued capital and at least one percent (1%) of the voting rights in the company, or one (1) or more shareholders who have at least five percent (5%) of the voting rights in the company are present.

89. The chairman of the Board of Directors or, in his absence, the vice-chairman of the Board of Directors (if one has been appointed) shall chair each general meeting of the company. If there is no chairman of the Board of Directors or vice-chairman of the Board of Directors, or if at any meeting neither of them is present after 15 minutes have passed from the time determined for starting the meeting or if they refused to act as chairman of the meeting, the directors who are present may elect, by a majority of votes among them, a chairman from among them, and if they do not do so, the shareholders who are present in person or by proxy may elect one (1) of the directors that are present to chair the meeting. If no director is present or all the directors refuse to chair the meeting, they shall elect one (1) of the shareholders or a proxy of one (1) of the shareholders as aforesaid to chair the meeting.

90. The company shall prepare minutes of the proceedings at the general meeting, which shall include the following details:

90.1	The names of the shareholders who participate at the general meeting and the number of shares held by them;

90.2	The matters discussed at the general meeting and the resolutions that were adopted.

91. Minutes that are signed by the chairman of the meeting constitute prima facie evidence of what is stated therein.

Votes of the Shareholders

92. Confirmation of Ownership

92.1	A Shareholder who is interested in voting at the general meeting shall prove to the company his ownership of a share in the manner determined pursuant to the Companies Law.

92.2	An approved electronic message pursuant to section 44(11)(5) of the Securities Law, which concerns the users’ data of the electronic voting system, which is equivalent to confirmation of ownership with respect to every Shareholder included in it.

93. Subject to the provisions of every law, in a case of joint registered owners of a share, each of them are entitled to vote at every meeting, whether in person or by proxy, with respect to such a share, as if he were the only person entitled to it. If more than one (1) of the joint owners of a share voted, in person or by proxy, the vote of the one of them whose name appears first in the Register of Shareholders or in the confirmation of ownership or in another document that will be determined by the Board of Directors with respect to the share will be accepted.

94. Each person who is entitled to shares pursuant to Article 50 above may vote by virtue thereof at any general meeting in the same way as if he were the registered owner of those shares, provided that he was registered as their owner at least forty-eight (48) hours before the time of the general meeting or the deferred meeting, as applicable, at which he intends to vote.

95. A Shareholder may vote at a general meeting or at a class meeting, in person or by proxy, all of which according to the provisions of these Articles and subject to the provisions of the Companies Law. A proxy does not need to be a Shareholder of the company. Shareholders who hold share warrants shall not be entitled to vote by proxy with respect to the shares included in the share warrants, unless the share warrants determine otherwise.

96. The document appointing a proxy for voting (“Proxy Form”) will be prepared in writing and signed by the appointer or by the person authorized to do so in writing, and if the appointer is a corporation, the Proxy Form will be prepared in writing and signed in the manner that binds the corporation; the company may demand that it is given a written confirmation to its satisfaction regarding the authority of the signatories to bind the corporation.

The Proxy Form and the power of attorney by virtue of which the Proxy Form was signed (if there is one) or a copy of them shall be deposited at the registered office or at another place or places, in Israel or outside it, as will be determined by the Board of Directors from time to time, in general or with respect to a special case, at least forty-eight (48) hours before the beginning of the meeting or the deferred meeting, as applicable, at which the proxy intends to vote on the basis of the Proxy Form. Notwithstanding the aforesaid, the chairman of the meeting may, at his discretion, receive a Proxy Form as aforesaid during the meeting, if he sees fit to do so, in view of the circumstances that caused the delay in depositing the Proxy Form. If the Proxy Form was not received as stated in this Article above, it shall not be valid at that meeting.

97. A proxy may participate in the discussions of the general meeting and be elected as chairman of the meeting just as the Shareholder who appointed him was entitled, provided that the Proxy Form does not say otherwise.

98. A Proxy Form appointing a proxy will be in the usual or customary form in Israel or in any other form that will be approved by the Board of Directors or by whoever will be authorized by the Board. The Proxy Form will state the general meeting for which the Proxy Form was given. Notwithstanding the aforesaid, a Registered Shareholder may give a Proxy Form for a period, whether limited or unlimited.

98.1	The Proxy Form shall state the class and number of the shares for which it was given. If the Proxy Form does not state the number of shares for which it was given or it states a number of shares that is greater than the number of shares registered in the name of the shareholder, the Proxy Form will be regarded as if it were given for all the shares that are registered in the name of the shareholders;

98.2	If the Proxy Form is given for a number of shares that is less than the number of shares registered in the name of the Shareholder, the Shareholder will be regarded as if he was not present at the vote for the balance of the shares registered in his name, and the Proxy Form will be valid for the number of shares stated in it.

99. Without derogating from the provisions of these Articles regarding the appointment of a proxy, a Shareholder who holds more than one (1) share will be entitled to appoint more than one (1) proxy, subject to the following provisions:

99.1	Each Proxy Form shall state the class and number of shares for which it was given.

99.2	If the total number of shares of any class stated in the Proxy Forms that were given by one (1) Shareholder exceeds the number of shares of that class that are registered in his name, all the Proxy Forms that were given by that Shareholder will be void.

100. A Shareholder or a proxy may vote by virtue of some of the shares owned by him or for which he acts as proxy, and he may vote by virtue of some of the shares in one way and by virtue of some of them in another way.

101. A vote on a resolution that was made by virtue of a Proxy Form will be valid even if there was a defect in the Proxy Form and even if before the vote the appointer died or was declared bankrupt or the Proxy Form was canceled or the share for which the Proxy Form was given was transferred, unless an authorized notice in writing with respect to the defect, the death, the disqualification, the cancellation or the transfer, as applicable, was received at the office before the meeting. Notwithstanding what is stated above, the chairman of the meeting may, at his discretion, receive a notice as aforesaid during the meeting, if he sees fit to do so in view of the circumstances that caused the delay in the delivery of the notice.

102. Voting Form

102.1	A Shareholder will be entitled to vote at the general meeting by virtue of a voting form on the matters stated below unless the company will be entitled by law to a full or partial exemption from sending voting forms in general or in specific circumstances.

102.1.1	Appointment and dismissal of directors;

102.1.2	Appointment of an independent auditor;

102.1.3	Approval of acts and transactions that require the approval of the general meeting pursuant to the provisions of sections 255 and 268 to 275 of the Companies Law;

102.1.4	A merger pursuant to section 320 of the Companies Law;

102.1.5	An authorization of the chairman of the Board of Directors or his successor to fill the position of the General Manager or to exercise his powers, and the authorization of the General Manager or his successor to fill the position of the chairman of the Board of Directors or to exercise his powers, pursuant to section 121(c) of the Companies Law;

102.1.6	Any additional matter that is determined in law or in these Articles.

102.2	The secretary of the company or anyone who will be authorized by the Board of Directors of the company to convene the meeting will be entitled to adapt the wording of the voting form in accordance with the resolutions on the agenda.

102.3	A voting form that reached the registered office of the company at least four (4) hours before the time of convening of the general meeting and is not disqualified by a person authorized by the Board of Directors of the company will be regarded as a participation and a vote of the Shareholder who sent it, for all its intents and purposes, including for the purpose of the quorum. Notwithstanding the aforesaid, the chairman of the meeting may, at his discretion, receive a voting form as aforesaid during the meeting, if he saw fit to do so, in view of the circumstances that caused the delay in the deposit of the voting form.

102.4	A voting form that is received by the company as stated in this Article with regard to a certain matter on which no vote took place at the general meeting will be regarded as abstaining with respect to the resolution regarding the deferral of the meeting and will be counted at the deferred meeting in accordance with the manner of the vote that appears in it.

102.5	Voting in Several Ways

Pursuant to the provisions of section 83(d) of the Companies Law, insofar as a Shareholder will vote in more than one way, his later vote will be counted. For this purpose, a vote of a Shareholder in person or by proxy shall be regarded as later than a vote by means of a voting form.

102.6	Voting by Means of an Electronic Voting System

An Unregistered Shareholder on the effective date shall be entitled to vote at any general meeting by means of a voting form that will be sent to the company on the electronic voting system.

A vote by means of the electronic voting system will be possible until six (6) hours before the time of convening the general meeting, or until a later time that will be determined by the Securities and Exchange Commission, provided that it will not exceed twelve (12) hours or be less than four (4) hours before the convening of the general meeting (“the time of closing the system”).

The electronic vote may be changed or canceled until the time of closing the system, and it shall not be possible to change it by means of the system after that time.

Voting

103. Each of the Ordinary Shares entitles its owner to a right to participate in the general meeting of the company and to one (1) vote on a resolution.

104. A resolution that is put up for vote at a general meeting will be decided in a vote by counting the votes of those voting; the vote with a vote count shall be done in the manner that will be determined for this purpose by the chairman of the meeting.

105. A declaration of the chairman that a resolution at the general meeting was adopted or rejected, whether unanimously or by some majority, and a note that was recorded to this effect in the minutes of the meeting shall constitute prima facie evidence of what is stated therein, and there will be no need to prove the number of votes (or their proportional share thereof) that were cast for a proposed resolution or against it.

106. Subject to the provisions of the Companies Law or the provisions of these Articles regarding a different majority, resolutions of the general meeting shall be adopted by an Ordinary Majority. If the number of votes for or against is equal, the chairman of the meeting will not have an additional or casting vote. If the votes are tied, the proposed resolution on which the shareholders voted will be regarded as rejected.

107. The chairman of a general meeting may, with the consent of the general meeting at which there is a quorum, defer the meeting or defer the discussion of a certain matter on the agenda to another date and place that shall be determined, and he will be required to do so in accordance with a demand of the meeting. At a deferred meeting as aforesaid, a discussion will only take place on a matter that was on the agenda and with regard to which no resolution was adopted at the meeting which it was resolved to defer. There is no need to give notice of the deferred meeting, unless it is deferred to a date that is more than twenty-one (21) days later, and in such a case, notice will be given of the deferred meeting as stated in Articles 82 and 83 above.

The Board of Directors

108. The number of directors shall not be less than three (3) and shall not be more than ten (10).

109. The Board of Directors shall be appointed at the annual general meeting with an Ordinary Majority.

110. The duration of the term of office of each director who is appointed pursuant to Article 109 above shall start on the date of the annual general meeting at which he was appointed and end at the end of the general meeting at which another director is appointed instead.

111. Reserved.

112. The Board of Directors may, from time to time, appoint an additional director or directors for the company, whether in order to fill the position of a director that became vacant for any reason or as an additional director or directors, provided that the number of directors shall not exceed the maximum number as stated in Article 108 above. A director who is appointed as aforesaid, apart from an external director, shall complete his office at the end of the Annual Meeting that will take place after his appointment and may be reappointed.

113. The general meeting or the Board of Directors may determine that the term of office of a director who was appointed by them, as applicable, shall begin on a later date than the date of the appointment resolution.

114. The general meeting may, at any time, in a resolution with an Ordinary Majority, at a Special meeting, remove from office a director who was appointed by them pursuant to Article 109 above, except an external director, before the end of his term of office, provided that the director will be given a reasonable opportunity to state his case before the general meeting. Any general meeting may also, in a resolution with an Ordinary Majority, appoint another director instead of a director who was appointed as stated in Article 109 and who was removed from office as aforesaid. A director who is appointed as aforesaid shall hold office until the end of the general meeting at which another director is appointed instead.

115. A director may resign by delivering a notice to the Board of Directors, the chairman of the Board of Directors or the office, as required by the Companies Law, and the resignation will come into effect on the date that the notice was delivered, unless a later date is stated in the notice. A director shall give the reasons for his resignation.

116. If a spot for a director becomes vacant, the Board of Directors will be entitled to continue to act on any matter, as long as the number of directors is not less than the minimum number of directors provided in Article 108 above. If the number of directors is less than this number, the Board of Directors shall not be entitled to act, except in order to convene a general meeting for the purpose of appointing additional directors, but not for any other purpose.

117. Alternate Director

117.1	A director may appoint for himself an alternate director (“Alternate Director”). Notwithstanding the aforesaid, someone who is not competent to be appointed as a director, or someone who holds the position as a director of the company or as an Alternate Director for a director of the company, shall neither be appointed nor shall act as an Alternate Director.

117.2	An Alternate Director has the same status as the director for whom he was appointed as an Alternate Director, and he will be entitled to be present at meetings of the Board of Directors and/or committees of the Board of Directors, to participate therein and to vote thereat, as the director who appointed him would be entitled to do.

117.3	A director who appointed an Alternate Director may, subject to the provisions of the law, revoke the appointment at any time. Moreover, the position of an Alternate Director will become vacant, whenever the office of the director who appointed him as an Alternate Director becomes vacant in any way.

117.4	Any appointment of an Alternate Director or revocation of the appointment as stated above shall be done in a written notice of the appointing director, which shall be delivered to the Alternate Director and the company.

117.5	An Alternate Director shall not be entitled to receive from the company any wages or remuneration for his services as an Alternate Director unless it is resolved otherwise pursuant to the provisions of the Companies Law.

118. Officer as a Director

118.1	Subject to the provisions of the Companies Law, the holding of shares in the company and the fact that an officer in the company is a related party or an office in any other corporation, including a corporation in which the company is a related party or that is a Shareholder in the company, shall not disqualify the officer from being an officer of the company. Moreover, no officer shall be disqualified from being an officer in the company because he has entered or because any corporation as aforesaid has entered into a contract with the company on any matter whatsoever or in any way whatsoever.

118.2	Subject to the provisions of the Companies Law, the fact that a person is an officer in the company shall not disqualify him and/or his relation and/or another corporation in which he is a related party from entering into transactions with the company in which the officer has a personal interest in any way.

118.3	Subject to the provisions of the Companies Law, an officer will be entitled to take part and vote in discussions on the approval of transactions or operations in which he has a personal interest.

119. Subject to the provisions of the Companies Law, the directors shall be subject to the following provisions:

119.1	The company may pay directors remuneration for the performance of their duties as directors;

119.2	The company may pay directors a reimbursement for reasonable expenses such as travel, food and board and other expenses that are related to their participation in meetings of the Board of Directors and in performing their duties as directors.

119.3	The company may pay additional remuneration to a director who is requested to provide special services to the company or to make special efforts on behalf of the company.

External Directors

120. The selection of external directors for the company, their number, their qualifications, their term of office and its expiration shall be in accordance with the provisions of the Companies Law.

Powers and Duties of the Board of Directors

121. The Board of Directors shall have all the powers granted to it pursuant to these Articles, pursuant to the Companies Law and pursuant to any other law.

122. Without derogating from the provisions of these Articles, the Board of Directors shall outline the company’s policy and supervise the performance of the duties and actions of the General Manager, and inter alia:

122.1	It shall determine the company’s plans of action, the principles for financing them, and the order of priority between them;

122.2	It shall examine the financial position of the company and determine the amount of credit that the company may take;

122.3	It shall determine the organizational structure and the salary policy;

122.4	It shall be entitled to decide to issue series of bonds;

122.5	It shall be entitled to prepare and approve financial statements, as stated in section 171 of the Companies Law;

122.6	It shall report to the Annual Meeting with respect to the state of the company’s affairs and the business results, as stated in section 173 of the Companies Law;

122.7	It shall appoint and dismiss the General Manager of the company and the officers in it;

122.8	It shall decide on operations and transactions that require its approval pursuant to these Articles or pursuant to the provisions of sections 255 and 268-275 of the Companies Law;

122.9	It shall be entitled to issue shares and securities that are convertible into shares up to the limit of the company’s registered share capital;

122.10	It shall be entitled to resolve upon the distribution of a dividend, as stated in Article 169 below;

122.11	It shall be entitled to recommend to the general meeting a distribution of bonus shares;

122.12	It shall be entitled to resolve upon a purchase, according to the meaning thereof in section 1 of the Companies Law, as stated in section 308 of the Companies Law, from all the shareholders of the company, from some of them or from any one of them;

122.13	It shall express its opinion with respect to a special tender offer, as stated in section 329 of the Companies Law;

122.14	It shall decide on operations and transaction that require its approval pursuant to these Articles or pursuant to a resolution of the Board of Directors. A resolution of the Board of Directors as aforesaid may be made on a specific matter and may be made within the framework of the procedures of the Board of Directors;

122.15	It shall decide the signatory rights of the company;

122.16	It shall be entitled to recommend to the general meeting that it should increase the share capital of the company, with classes of shares as will be determined by the Board of Directors in its recommendation.

123. A power of the company that is not granted by Law or in these Articles to the Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the company by law or according to the Articles of Association may be exercised by the Board of Directors.

124.

124.1	The Board of Directors may decide that powers that are granted to the General Manager shall be transferred to its own authority, all of which with respect to a specific matter or for a specific period of time.

124.2	Without derogating from the aforesaid, the Board of Directors may instruct the General Manager as to how he should act on a certain matter. If the General Manager does not comply with the instruction, the Board of Directors may exercise the authority required to perform the instruction instead.

124.3	If the General Manager is unable to exercise his powers, the Board of Directors may exercise them instead.

125. Subject to the provisions of the Companies Law, the Board of Directors may delegate all or some of its powers to the General Manager, to an officer in the company or to another person. A delegation of a power of the Board of Directors may be for a specific matter or for a specific period of time, and it may be general.

Receipt of Credit and Giving Guarantees and Collateral

126. Without derogating from any power granted to the Board of Directors pursuant to these Articles, the Board of Directors may, from time to time, at its discretion, resolve:

126.1	That the company may receive credit in any amount and give collateral for its repayment, in a manner that the company shall deem fit.

126.2	Give guarantees and collateral sureties of any kind.

126.3	Issue a series of bonds, including capital notes or letters of indebtedness, and including bonds, capital notes or letters of indebtedness that are convertible into or may be exercised for shares, and determine their terms, and charge the company’s property, in whole or in part, whether in the present or in the future, whether with a floating charge or with a fixed charge. Bonds, capital notes and letters of indebtedness, or other collateral as stated above, may be issued either at a discount or at a premium or in any other way, whether with deferred rights or with special rights and/or with preferred rights and/or other rights, all of which as the Board of Directors shall determine at its discretion.

127. The above stated in Article 122 does not rule out the power of the General Manager or someone whom he authorized for this purpose to resolve that the company will receive credit and give undertakings and collateral, within the limits of the amount of credit determined by the Board of Directors and in accordance with its instructions.

Committees of the Board of Directors

128. The Board of Directors may, as it shall deem fit, set up committees of two (2) or more members, appoint members to them from among the members of the Board of Directors, including at least one (1) external director (“Committee of the Board of Directors”), and delegate to a Committee of the Board of Directors its powers, in whole or in part, subject to the provisions of the Companies Law.

129. A resolution that is adopted or an operation that is performed by a Committee of the Board of Directors is equivalent to a resolution that was adopted or an operation that is performed by the Board of Directors, unless the Board of Directors expressly determines otherwise with respect to a specific matter or with respect to a specific committee.

The Board of Directors may from time to time expand, restrict or cancel the delegation of powers to a Committee of the Board of Directors, but the restriction or cancellation of powers as aforesaid shall not derogate the validity of a resolution of a committee in accordance with which the company acted towards another person, who did not know of its cancellation.

Resolutions or recommendations of a Committee of the Board of Directors that require the approval of the Board of Directors shall be brought to the attention of the directors a reasonable time before the discussion on the Board of Directors.

A Committee of the Board of Directors shall report to the Board of Directors on a regular basis with respect to its resolutions or recommendations.

130. The provisions of these Articles regarding the activity of the Board of Directors, including the convening of Committees of the Board of Directors, the manner of conducting them and voting at them shall apply, mutatis mutandis, also to Committees of the Board of Directors, as long as they are not replaced by instructions that are given by the Board of Directors in this regard, all of which subject to the provisions of the Companies Law.

131. Audit Committee

131.1	The Board of Directors shall appoint an Audit Committee from among its members. The number of members of the Audit Committee shall not be less than three (3) directors, who may hold office on it pursuant to the provisions of the Companies Law. All the external directors shall be members of it and a majority of its members shall be independent directors.

131.2	The duties of the Audit Committee shall be as determined in the Companies Law, including any other duty that will be imposed on it by the Board of Directors.

Activities of the Board of Directors

132. Subject to the provisions of these Articles, the Board of Directors may convene in order to perform its duties and to defer its meetings and regulate its acts and discussions as it thinks fit.

133. The Board of Directors shall appoint one (1) of its members to hold office as chairman of the Board of Directors (“Chairman of the Board of Directors”). The Board of Directors shall be entitled to remove the Chairman of the Board of Directors from office and to appoint another instead. The Board of Directors may appoint one (1) or more of its members as vice-chairman of the Board of Directors, who will act as his deputy in his absence. The Board of Directors may determine the period during which the Chairman of the Board of Directors and his vice-chairmen shall hold their office.

134. The Chairman of the Board of Directors shall chair meetings of the Board of Directors and conduct them. If the Chairman of the Board of Directors is absent from a meeting of the Board of Directors, in accordance with a notice that he gave in advance, or if he does not appear at a meeting of the Board of Directors within fifteen (15) minutes of the time scheduled for holding the meeting (“Absence”), then a vice-chairman of the Board of Directors (if one was appointed) shall chair the meeting. In the Absence of both the Chairman of the Board of Directors and his vice-chairman from the meeting, the members of the Board of Directors who are present shall elect one (1) of them as chairman of the meeting. The director who is selected to chair the meeting as aforesaid shall not have a casting vote.

135. The Board of Directors shall convene for its meetings in accordance with the needs of the company, and at least once every three (3) months.

136. The Chairman of the Board of Directors may convene the Board of Directors at any time, and to determine the place and time of holding a meeting of the Board of Directors.

137. Without derogating from the generality of the aforesaid, the Chairman of the Board of Directors shall be liable to convene the Board of Directors when any of the following occurs:

137.1	He receives a demand to convene the Board of Directors from at least two (2) directors, in order to discuss a matter that shall be stated in the demand;

137.2	He receives a demand to convene the Board of Directors from one (1) director, in a case where that director has become aware of a matter of the company in which a breach of a law or a breach of proper business management has prima facie been discovered;

137.3	Receipt of a notice or report of the General Manager pursuant to section 122 of the Companies Law;

137.4	Receipt of a notice from the independent auditor regarding material defects in the auditing of the company’s accounts, pursuant to section 169 of the Companies Law.

Upon receipt of a demand, report or notice as aforesaid, the Chairman of the Board of Directors shall convene the Board of Directors, without delay, and no later than fourteen (14) days from the date of the demand or notice, as applicable.

If a meeting of the Board of Directors is not convened within fourteen (14) days of the date of the demand as stated in Article 137.1 or 137.2 or from the date of the notice or the report of the General Manager as stated in Article 137.3 above or from the date of receiving the notice of the independent auditor of the company as stated in Article 137.4 above, two (2) directors who demand the convening of a meeting of the Board of Directors in the circumstances of Article 137.1 or the one (1) director in the circumstances of Article 137.2 or the General Manager in the circumstances of Article 138.3 or the independent auditor in the circumstances of Article 137.4 may convene it themselves, in order to consider the matter stated in the demand, notice or report, as applicable.

138. Notice of the Convening of the Board of Directors

138.1	Notice of the convening of the Board of Directors shall be given to all the members of the Board of Directors a reasonable time before the time of the meeting (by letter, telegram, telex, fax, email, telephone, orally or by any other means of communication), but not less than forty-eight (48) hours before that meeting.

138.2	Notwithstanding the aforesaid, the Board of Directors may, in urgent cases and with the consent of a majority of the directors, convene for a meeting with shorter notice.

138.3	An Alternate Director is not entitled to receive notice of the convening of a meeting of the Board of Directors.

138.4	Notice of a meeting of the Board of Directors shall be delivered to the address of the director that was given in advance to the company, unless the director requested that the notice will be delivered somewhere else. A director that is a resident of Israel and who will be absent from Israel on the date that notice is given regarding the convening of a meeting of the Board of Directors shall not be entitled to receive a notice of the convening of the meeting of the Board of Directors, but if he appointed an Alternate Director, the notice regarding the meeting shall be given to that Alternate director.

139. The agenda of meetings of the Board of Directors shall be determined by the Chairman of the Board of Directors and shall include:

139.1	Matters determined by the Chairman of the Board of Directors;

139.2	Matters determined in accordance with Article 137 above;

139.3	Any matter that a director or the General Manager asked the Chairman of the Board of Directors, a reasonable time before convening a meeting of the Board of Directors, to include on the agenda (the “Agenda”).

140. A notice regarding the convening of the Board of Directors shall state the time of the meeting and the place where it will be convened and reasonable details of the matters that will be discussed at the meeting, according to the Agenda.

141. The quorum for starting a meeting of the Board of Directors shall be half the members of the Board of Directors holding office at the time of the meeting. The Board of Directors may demand that another quorum be determined for starting a meeting of the Board of Directors.

142. Voting and Adopting Resolutions

142.1	In a vote of the Board of Directors, each director shall have one (1) vote;

142.2	Resolutions of the Board of Directors shall be adopted by a majority of the directors present and voting at the meeting, without taking into account the votes of abstainers;

142.3	The Chairman of the Board of Directors shall not have an additional vote;

142.4	If the votes are tied, the proposed resolution on which the members of the Board of Directors voted shall be regarded as rejected.

143. The Board of Directors may hold meetings by using any means of communications, provided that all the directors taking part can hear each other simultaneously. The Board of Directors may regulate the manner and ways of holding a meeting via any means of communication.

144. The Board of Directors may adopt resolutions without even actually convening a meeting, provided that all the directors entitled to participate in the meeting and vote on a matter that is submitted for a resolution agreed thereto. The provisions of Articles 141 and 142 above shall apply to such a resolution, mutatis mutandis, as applicable.

If a resolution is adopted as aforesaid, the Chairman of the Board of Directors, and in his Absence the director who promoted the resolution, shall record minutes of the resolution and attach to it the signatures of all the directors as stated above.

145. Every meeting of the Board of Directors at which there is a quorum shall have all the authorities and powers given to the Board of Directors at that time.

Minutes

146. The Board of Directors shall ensure that minutes are kept of the proceedings at meetings of the Board of Directors; the minutes shall be recorded in books that will be prepared for this purpose and include, inter alia, the following details:

146.1	The names of the directors taking part and the other persons present at every meeting of the Board of Directors;

146.2	The matters that were discussed at the meetings of the Board of Directors and the resolutions that were adopted;

Each set of minutes shall be signed by the Chairman of the Board of Directors or by the chairman of the meeting, as applicable;

Minutes that have been approved and signed as aforesaid shall serve as prima facie evidence of what is stated therein.

147. The provisions of Article 146 above shall also apply to meetings of every committee of the Board of Directors and the adoption of resolutions of the Board of Directors as stated in Articles 143 and 144 above.

The General Manager

148. The Board of Directors may, from time to time, appoint a General Manager for the company, and it may appoint more than one (1) General Manager (each of which will be called: the “General Manager”). The Board of Directors may also dismiss the General Manager or replace him at any time that it will deem fit, subject to the provisions of any contract between him and the company.

149. The General Manager does not need to be a Shareholder in the company and does not need to be a director.

150. The General Manager is liable for the day-to-day running of the company’s affairs, within the framework of the policy determined by the Board of Directors and subject to its instructions.

151. The General Manager shall have all the administrative and executive powers that were not granted by the Law or these Articles or hereunder, including pursuant to a resolution of the Board of Directors, to the Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association of the company, except for such powers that will be transferred from him to the Board of Directors, pursuant to the provisions of Article 124 above, if any; the General Manager shall be subject to the supervision of the Board of Directors and subordinate to its instructions.

152. Subject to the provisions of the Companies Law and the provisions of these Articles, the Board of Directors may, from time to time, deliver to and grant the General Manager powers that belong to the Board of Directors pursuant to these Articles, as it shall deem fit, and it may grant some of these powers for such a period, for such purposes, on such terms and with such restrictions as the Board of Directors shall deem fit, and the Board of Directors may grant these powers, either without waiving its own powers on that matter or in place or stead of all of them or some of them, and it may, from time to time, cancel and change these powers, in whole or in part.

153. The General Manager may, with the approval of the Board of Directors, delegate some of his powers to another person or other persons that are subordinate to him; such approval may be given in a general approval or for a specific matter.

154. Without derogating from the provisions of the Companies Law and any law, the General Manager shall submit to the Board of Directors reports on such subjects, on such dates and on such a scale as the Board of Directors shall determine, whether in a specific resolution or within the framework of the procedures of the Board of Directors.

155. The terms of office of the General Manager shall be determined by the Board of Directors, subject to the provisions of the Companies Law. The remuneration of the General Manager may be paid by means of a salary or commission or a share of the profits or by granting him securities or a right to buy them, or in any other way.

Validity of Activities and Approval of Transactions

156. All the activities done by the Board of Directors or by a Committee of the Board of Directors or by any person acting as a director or member of a Committee of the Board of Directors or by the General Manager, as applicable, shall be valid, even if it turns out later that there was some defect in the appointment of the Board of Directors, a Committee of the Board of Directors, the director who is a member of the committee or the General Manager, as applicable, or that any of the aforesaid officers was disqualified from holding his office.

157. Subject to the provisions of the Companies Law, a general notice that is given to the company by an officer or a controlling owner of the company, that he is a related party in a certain entity, shall constitute disclosure of the officer or controlling owner to the company of his personal interest, for the purpose of any transaction with an entity as aforesaid, in a transaction that is in the ordinary course.

Signing on Behalf of the Company

158. Subject to the provisions of the Companies Law and the provisions of these Articles, the Board of Directors may authorize any person to act and sign on behalf of the company, whether on his own or jointly with another person, whether in general or for certain matters.

159. The company shall have a stamp that bears the name of the company. The signing of a document shall not bind the company, unless it was signed by the persons who are competent to sign on behalf of the company together with the company’s stamp or its printed name.

Appointment of Officers

160. The Board of Directors may appoint, from time to time, a Secretary of the company, as well as officers, employees and the holders of positions as the Board of Directors shall deem fit from time to time, and the Board of Directors shall be entitled to terminate the services of each one of these at any time, at its absolute discretion. The Board of Directors may determine the powers, functions, and terms of employment of the persons who were appointed as aforesaid and their remuneration.

161. Subject to the provisions of the Companies Law, the Board of Directors may, at any time, authorize any person to be the attorney-in-fact of the company for such purposes and with such powers and discretion, for such period and subject to such conditions, as the Board of Directors shall deem fit.

The Board of Directors shall be entitled to grant to any person, inter alia, the power to transfer to another, in full or in part, the powers, authorities and discretion that were entrusted to him.

Release, Indemnification, and Insurance

162. Subject to the provisions of the Companies Law, the company may release an officer in from his liability, in whole or in part, for damage as a result of a breach of the duty of care to it.

163. Subject to the provisions of the law, the company may enter into a contract to ensure the liability of an officer in it, for a liability that will be imposed on him as a result of an act that he did in his capacity as an officer of it, in each of the following cases:

163.1	A breach of duty of care to the company or to another person;

163.2	A breach of a fiduciary duty to the company, provided that the officer acted in good faith and had a reasonable basis for believing that the act would not harm the interests of the company;

163.3	A financial liability that will be imposed on him in favor of another person;

163.4	A payment to someone injured by a breach as stated in section 52BB(a)(1)(a) of the Securities Law, 5728-1968 (the “Securities Law”).

163.5	Expenses that he incurred in connection with a proceeding that took place with respect to him pursuant to chapter H3 (Imposition of a Financial Sanction by the authority), chapter H4 (Imposition of Administrative Enforcement Measures by the Enforcement Committee) or chapter I1 (Conditional Settlement to Refrain from Filing Proceedings or to Terminate Proceedings) of the Securities Law, as it will be revised from time to time, including reasonable litigation expenses and including attorneys’ fees.

163.6	Any other incident as a result of which it is permitted and/or will be permitted to insure the liability of an officer.

163.7	Subject to the provisions of the Law, the company may enter into a contract to insure any person who holds office or held office on behalf of the company or at its request as an officer in a subsidiary and/or affiliated company of the company and/or in any other company or corporation (“officer in the other company”), because of a liability or expense as stated in these Articles above with respect to a release, indemnification or insurance above, that will be imposed on him as a result of an act that he did in his capacity as an officer in the other company.

164. Subject to the provisions of the law:

164.1	The company may give a prospective undertaking to indemnify an officer in it, for a liability or expense as stated in Article 165 above, which will impose on him or which he incurred as a result of an act that he performed in his capacity of officer, for each of the following (“Indemnification Undertaking”):

164.1.1	As stated in Article 165.1 below, provided that the Indemnification Undertakings will be limited to events which in the opinion of the Board of Directors were foreseeable in view of the company’s actual operations at the time of giving the Indemnification Undertakings, and to an amount or criterion that the Board of Directors determined were reasonable in the circumstances of the case, and the Indemnification Undertakings shall state the events that in the opinion of the Board of Directors are foreseeable in view of the company’s operations at the time of giving the undertakings and the amount or criteria that the Board of Directors determined to be reasonable in the circumstances of the case.

164.1.2	As stated in Articles 165.2, 165.3, 165.4 or 165.5 below.

164.2	Without derogating from what is stated in Article 164.1 above, the company may indemnify an officer in it retrospectively, for a liability or expense as stated in Article 165 below, which was imposed on him as a result of an act that he performed in his capacity as an officer of the company.

165. An Indemnification Undertaking or indemnification, as stated in Article 164 above, may be given for a liability or expense as stated in Articles 165.1 to 165.6 below, which was imposed on the officer or that was incurred as a result of an act that he did in his capacity as an officer of the company, as follows:

165.1	A financial liability that was imposed on him in favor of another person pursuant to a judgment, including a judgment that was given in a settlement or an arbitration award that was approved by a court;

165.2	Reasonable litigation expenses, including attorneys’ fees, which the officer incurred as a result of an investigation or proceeding that was conducted against him by an authority that is competent to conduct an investigation or proceeding, and which ended without the filing of an indictment against him and without a financial liability being imposed on him as an alternative to a criminal proceeding, or that ended without the filing of an indictment against but with the imposition of a financial liability as an alternative to a criminal proceeding for an offense that does not require proof of criminal intent or with respect to a financial sanction (‘end of a proceeding without the filing of an indictment on a matter where a criminal investigation begun’ and ‘financial liability as an alternative to a criminal proceeding,’ are as defined in section 260 of the Companies Law).

165.3	Reasonable litigation expenses, including attorneys’ fees that the officer incurred or for which he was found liable by the court, in a proceeding that was filed against him by the company or on its behalf or by another person, or in a criminal indictment of which he was acquitted, or in a criminal indictment in which he was convicted of an offense that does not require proof of criminal intent.

165.4	For a payment to a person injured by a breach as stated in section 52BB(a)(1)(a) of the Securities Law.

165.5	For expenses that he incurred with respect to a proceeding that was litigated with respect to him pursuant to chapter H3 (Imposition of a Financial Sanction by the authority), chapter H4 (Imposition of Administrative Enforcement Measures by the Enforcement Committee) or chapter I1 (Conditional Settlement to Refrain from Filing Proceedings or to Terminate Proceedings) of the Securities Law, as it will be revised from time to time, including reasonable litigation expenses and including attorneys’ fees.

165.6	Any other liability or expense for which it is permitted and/or will be permitted to indemnify an officer.

166. The company shall not be entitled to enter into a contract to ensure the liability of an officer in it, nor shall it be entitled to indemnify an officer in it or to release an officer from liability to it for one of the following:

166.1	A breach of a fiduciary duty, except with respect to indemnification and insurance for a breach of a fiduciary duty to the company when the officer acted in good faith and had a reasonable basis for believing that the act would not harm the best interests of the company;

166.2	A breach of duty of care that was committed intentionally or recklessly, unless it was only committed negligently;

166.3	An act committed with the intention of making a personal profit unlawfully;

166.4	A fine, civil fine, financial sanction or penalty that was imposed on him.

166.5	Insurance, directly or indirectly, of a proceeding pursuant to chapter H3 (Imposition of a Financial Sanction by the authority), chapter H4 (Imposition of Administrative Enforcement Measures by the Enforcement Committee) or chapter I1 (Conditional Settlement to Refrain from Filing Proceedings or to Terminate Proceedings) of the Securities Law.

167. Subject to the provisions of the Companies Law:

167.1	The company may give a prospective undertaking to indemnify any person who holds office or held office on behalf of the company or at its request as an officer in a subsidiary and/or an affiliate of the company and/or in any other company or corporation (“officer in the other company”), because of a liability or expense as stated in Article 165 above, which will be imposed on him as a result of an act that he did in his capacity as an officer in the other company, provided that the undertaking will be limited to the types of event which in the opinion of the Board of Directors can be foreseen, at the time of giving the Indemnification Undertaking, and the amount that the Board of Directors determined to be reasonable in the circumstances of the case.

167.2	Without prejudice to what is stated in Article 164.1 above, the company may indemnify an officer in the other company retrospectively, for any liability or expense as stated in Article 165 above, which was imposed on him as a result of an act that he performed in his capacity as an officer in the other company.

168. The aforesaid provisions do not restrict and shall not restrict the company in any way whatsoever with respect to entering into a contract to insure liability and/or with respect to an indemnification and/or with respect to a release from liability, with respect to persons who are not officers of the company or officers in another company, including employees, contractors or consultants of the company.

Dividends, Funds, Bonus Shares, and Capitalization of Reserves and Profits

169. The Board of Directors is entitled and competent to decide to distribute a dividend.

170. The Board of Directors in its resolution to distribute a dividend may resolve that the dividend will be paid, in whole or in part, in cash or by way of a distribution in kind, including in securities or in any other way.

171. Dividends shall not be paid in amounts that are less than NIS 5, unless the Board of Directors will decide otherwise.

172. The Board of Directors may, before it resolves to distribute a dividend, as stated in Articles 169 and 170 above, set aside from the profits any amounts, as it will deem fit, in a general fund or a reserve fund or other funds that will be used in accordance with the discretion of the Board of Directors for any purposes or for a special dividend or to equalize a dividend or for other purposes, as the Board of Directors will determine at its discretion. Moreover, the Board of Directors may leave profits in the company that it does not intend to distribute without transferring them to funds as stated above.

173. Until use is made of the aforesaid funds, the Board of Directors may invest the amounts that were set aside as aforesaid and the money in the funds in any investment, as it thinks fit, to handle such investments, change them or make another use of them, and it may divide the reserve fund into special funds, and use each fund or a part thereof for the purpose of the company’s business, without keeping it separate from the company’s other assets, all of which in accordance with the discretion of the Board of Directors and on such conditions as it determined.

174. For the purpose of implementing any resolution regarding the distribution of a dividend or the issue of bonus shares as aforesaid, the Board of Directors may:

174.1	Resolve as it sees fit any difficulty that may arise with regard thereto and take any steps that it thinks fit in order to overcome such a difficulty.

174.2	Issue certificates for fractions of shares or resolve that fractions or fractions in an amount lower than a certain amount that the Board of Directors will resolve shall not be taken into account for the purpose of adapting the right of the shareholders or sell fractions of shares and pay the (net) consideration to those persons entitled to them.

174.3	Sign on behalf of the shareholders any contract or any other document that will be required in order to give validity to the issue and/or the distribution, and especially to sign and file for registration a written document as stated in section 291 of the Companies Law.

174.4	Determine the value of certain assets that will be distributed and to resolve that all payments in cash shall be made to the shareholders on the basis of the value that was determined.

174.5	Transfer cash or certain assets to trustees for the benefit of persons who are entitled to them, as the Board of Directors deem beneficial.

174.6	Make any arrangement or any other preparation that will be required in the opinion of the Board of Directors in order to facilitate the issue or the distribution, as applicable.

175. A dividend or other beneficial rights for shares shall not bear interest or linkage differentials of any kind.

176. The Board of Directors may withhold any dividend or bonus shares or other beneficial rights for a share for which the consideration that was determined for it, in whole or in part, has not been paid to the company, and to collect any such sum or proceeds that will be received from the sale of all the bonus shares or other beneficial right, on account of the debts or undertakings for the aforesaid share, whether the aforesaid share is solely owned by the liable Shareholder or it is owned jointly with other Shareholders.

177. The Board of Directors may withhold any dividend or bonus shares or other beneficial rights for a share with respect to which a person is entitled to be registered as its owner in the register or is entitled to transfer it pursuant to Article 50 above, until that person will be registered as the owner of a share or until he will transfer it according to law.

178. The Board of Directors may determine, from time to time, the ways of paying the dividends or allocating the bonus shares and all the arrangements relating thereto, whether with respect to the Registered shareholders or with respect to the Unregistered Shareholder or with respect to the shareholders who hold a share warrant. Without derogating from the generality of the aforesaid, the Board of Directors may determine as follows:

(a)	Subject to what is stated in subsection (b) below, a dividend or money that will be distributed to Registered shareholders shall be paid to Registered shareholders by sending a check through the mail to his address, as it is registered in the Register of Shareholders, or in the case of joint registered owners of a share, to the person whose name appears first in the Register of Shareholders with respect to the share. The sending of every check as aforesaid shall be done at the risk of the Registered shareholder. The Board of Directors may determine that an amount that is lower than a certain amount that will be determined by the Board of Directors shall not be sent by check;

(b)	The Board of Directors may determine that the payment be made at the office or at any other place that will be determined by the Board of Directors.

178.2	A dividend that will be distributed to Unregistered Shareholders shall be transferred to the aforesaid Shareholders through the registration company or in any other way that will be determined by the Board of Directors.

179. The Board of Directors may invest a dividend whose payment has not been demanded after it has been declared or use it in another way for the benefit of the company until it is demanded. If dividends are not demanded for seven (7) years after they were declared, the person entitled to them will be regarded as having waived them and they will be returned to the ownership of the company.

180.

180.1	For the purposes of Article 178 above, the Board of Directors are entitled, but not liable, at its discretion, to issue to trustees or respected persons that will be appointed by them for this purpose the securities that should be issued to the owners of share warrants and to give the trustees or the respected persons as aforesaid instructions regarding the aforesaid securities, all of which at the discretion of the Board of Directors. Any issue as aforesaid shall be regarded as an issue and allocation, according to law, to the owners of share warrants, and all the acts of the respected persons or trustees as aforesaid shall be valid and shall bind the trustees of the share warrants.

180.2	Without derogating from what is stated in Article 180.1 above, in order to locate the Shareholders that hold share warrants and the persons entitled to beneficial rights for their shares as aforesaid, the company shall publish a notice regarding the distribution in a daily newspaper that is published in Israel in Hebrew. Such notice shall include details of the decision and the manner of distributing the beneficial rights and the number of the voucher that should be presented in order to receive the beneficial rights. Upon presentation of the voucher that should be presented and its delivery at the place determined in the notice, the person delivering the voucher shall be entitled to the beneficial rights deriving from the distribution in proportion to the number of shares included in the share warrant to which the voucher relates.

180.3	In addition to the aforesaid, the Board of Directors may determine in that notice a date that will not be less than six (6) months from the date of its publication in the newspapers, for the first time, after which each security or other asset that was distributed but not demanded will be sold by the trustees or the respected persons, and any person who will appear after that date and present the voucher that was determined in the notice shall only be entitled to receive the net proceeds from the sale of the securities or the assets as applicable, and the Interest that was accumulated for them.

180.4	The company, the trustees or the respected persons will be entitled to recognize the absolute right of the person who will present in the aforesaid manner the voucher that was determined in the notice, to all the beneficial rights deriving from the distribution and relating to the shares included in the share warrant to which the voucher relates, and delivery of the voucher shall constitute a full release for the company and for the trustees or the respected persons, for the delivery of the securities that were distributed or the proceeds from their sale, as applicable, to the presenter of the voucher.

The Company’s Documents

181. The Shareholders shall have a right to inspect the company’s documents stated in section 184 of the Companies Law, when the conditions determined for doing so are fulfilled.

182. Without derogating from what is stated in Article 181 above, the Board of Directors may, at its discretion, resolve to give a right of inspection of the company’s documents, or any part thereof, including to all or some Shareholders, as it sees fit.

183. The Shareholders shall not have a right to inspect the company’s documents or any part thereof unless such a right is given to them pursuant to the Companies Law or pursuant to these Articles or if they were permitted to do so by the Board of Directors, as stated in Article 182.

184. Subject to the provisions of every law, any book, inventory or register that the company is liable to keep pursuant to law or pursuant to these Articles shall be kept by technical, mechanical or other means, as the Board of Directors shall resolve.

Financial Statements

185. The financial statements of the company shall be approved by the Board of Directors and signed by whoever will be authorized to do so by the Board of Directors and as required by law.

Internal Auditor

186. The Board of Directors of the company will appoint an internal auditor for the company, in accordance with the proposal of the Audit Committee.

187. The person to whom the internal auditor will be subordinate from an organizational viewpoint will be the Chairman of the Board of Directors or the General Manager, as the Board of Directors shall determine. If the Board of Directors does not determine otherwise, the Chairman of the Board of Directors will be the person to whom the internal auditor will be subordinate from an organizational viewpoint.

188. The internal auditor shall submit for the approval of the Board of Directors or for the approval of the Audit Committee, as the Board of Directors will determine, a proposal for an annual or periodic work plan, and the Board of Directors or the Audit Committee, as applicable, shall approve it with such changes as they deem fit. As long as the Board of Directors has not decided otherwise, the work plan shall be submitted to the Board of Directors and approved by it.

Independent Auditor

189. An independent auditor or independent auditors shall be appointed at each Annual meeting and shall hold office until the end of the following Annual meeting.

Notwithstanding the aforesaid, the general meeting may appoint an independent auditor or independent auditors for a longer period, which shall not extend beyond the end of the third Annual meeting after the one at which he or they were appointed, as applicable.

190. If an independent auditor is appointed, as stated in Article 189 above, the Board of Directors shall determine his remuneration for the audit operation, at the discretion of the Board of Directors.

191. The remuneration of the independent auditor for additional services to the company that are not audit operations shall be determined by the Board of Directors.

Notices

192. The giving of notices or the delivery of documents to shareholders (including a registration company) pursuant to the provisions of the law or pursuant to these Articles shall be done in one of the ways stated below in this chapter:

192.1	Notice of a general meeting shall be delivered as stated in Article 82 above.

192.2	Without derogating from the aforesaid, the company may deliver a notice or document to a Shareholder by hand or by facsimile or by mail or by email; delivery by mail shall be made to the address of the shareholders that is recorded in the register, or if there is no such recorded address, to the address provided by him to the company for the purpose of sending notices to him.

192.3	A notice that is delivered by facsimile shall be sent to the Shareholder, to the facsimile number given by him to the company.

192.4	A notice that is delivered by email shall be sent to a Shareholder at the email address that he gave to the company.

193. A notice or document that is delivered to a Shareholder shall be deemed to have been delivered on the date it was delivered to him. A notice or document that is sent by mail shall be deemed to have been duly delivered if it was delivered at a post office for posting when it bears the correct address and is properly stamped. The delivery shall be deemed to have taken place at the time when the letter would normally be delivered by the post office, and not later than three (3) days after the date on which the letter containing the notice as aforesaid was delivered to the post office. A notice that is sent by facsimile or email shall be deemed to have been delivered twenty-four (24) hours after it is sent.

194. Nothing stated above shall impose an obligation on the company to deliver a notice to a Shareholder who has not provided an address for sending notices.

195. Without derogating from the aforesaid, the company may deliver a notice to the shareholders by publishing the notice once, in two (2) daily newspapers that are published in Israel, in Hebrew, either in addition to or instead of delivery of the notice as stated in Article 192 above. The date of publication in the newspaper shall be deemed the date on which the notice was received by the shareholders.

196. The company may give notice of delivery of a document at the office or at any other place that the Board of Directors will determine, or in any other way, including via the Internet.

197. The company may deliver a notice or a document to joint owners of a share by sending it to the joint owner whose name is mentioned first in the Register of Shareholders with respect to that share.

198. Delivery of a notice or document to one of the family members who lives with the person for whom it is intended shall be regarded as the delivery thereof to that person.

199. Any person who receives a right to any share, by law, by transfer or otherwise, shall be bound by every notice with respect to that share that was lawfully delivered to the person from whom his right to that share is derived, before his details were recorded in the register.

200. Any document or notice that was delivered to a Shareholder in the company, pursuant to the provisions of these Articles, shall be regarded as having been duly delivered despite the death or bankruptcy of that Shareholder or the assignment of the right in the shares by law (whether the company knew of this or not), as long as another person has not been registered instead as the Shareholder, and the sending or delivery as aforesaid shall be regarded for all intents and purposes as sufficient for every person interested in those shares and/or entitled to them by virtue of the assignment of the right pursuant to law, whether jointly with that Shareholder or on his behalf or instead.

201. Subject to the provisions of every law, a Shareholder, director or any other person who is entitled to receive a notice pursuant to these Articles or pursuant to law may waive receiving it, whether prospectively or retrospectively, when for a special case or in general, and when he has done so, this will be regarded as if the notice was duly given, and any proceeding or act with respect to which it was necessary to give the notice shall be regarded as valid and binding.

202. A written confirmation signed by a director or by the Secretary of the company regarding the sending of a document or the giving of notice in any of the ways stated in these Articles shall be regarded as decisive proof with respect to any detail included therein.

203. Whenever several days’ notice or notice that is valid for a certain period needs to be given, the day of delivery shall be included in the number of the days or period, unless determined otherwise. If notice is given in more than one of the ways stated above, it shall be deemed to have been received on the earliest date that it is deemed to have been delivered, as stated above.

Merger

204. Subject to the provisions of the law, the majority required for a resolution of the general meeting regarding a merger is an Ordinary Majority.

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